Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President
		Investor Relations	(818) 223-7548

RYLAND ANNOUNCES AMENDMENT TO REVOLVING CREDIT FACILITY

CALABASAS, Calif. (October 17, 2007) — The Ryland Group, Inc. (NYSE: RYL), one of the nation’s largest homebuilders, announced that it has amended its unsecured revolving credit facility and reduced the aggregate commitments from $1.1 billion to $750 million.  This reduction of commitments by the Company reflects its reduced capital needs and lowers related unused and administrative fees.  The facility maturity date of January 2011 and the uncommitted accordion feature to $1.5 billion remain unchanged.

The amendment provides the Company with additional operating flexibility under the consolidated tangible net worth covenant, eliminates the interest coverage covenant, modifies the leverage covenant to increase or decrease based on interest coverage levels with a maximum permitted leverage ratio of 57.5 percent, and revises pricing.

J.P. Morgan Securities Inc. acted as Lead Arranger and Sole Bookrunner for the facility with JPMorgan Chase Bank, N.A. as Administrative Agent; Bank of America, N.A. and Wachovia Bank, National Association as Syndication Agents; SunTrust Bank and The Royal Bank of Scotland plc as Documentation Agents; Barclays Bank PLC, Citicorp North America, Inc., Guaranty Bank, PNC Bank, National Association, UBS Loan Finance LLC, and Washington Mutual Bank, FA as Managing Agents; and 10 other lenders as Co-Agents or Participants in the facility.

With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  The Company currently operates in 28 markets across the country and has built more than 270,000 homes and financed more than 225,000 mortgages since its founding in 1967.  Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.”  Previous news releases may be obtained at www.ryland.com.

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